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               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



                           May 5, 1997
        Date of Report (Date of earliest event reported)

                        RISER FOODS, INC.
     (Exact name of registrant as specified in its charter)

   Delaware                   1-9914              34-1570363
(State or other             (Commission          (IRS Employer
jurisdiction of                File              Identification
incorporation)                Number)                 No.)


5300 Richmond Road, Bedford Heights, Ohio            44146
(Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code:  (216) 292-7000

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ITEM 5:   OTHER EVENTS


     On May 5, 1997, Riser Foods, Inc., issued the following News
Release:


     Riser Announces It Has Received $42.00 Per Share Offer

     BEDFORD HEIGHTS, OHIO, May 5, 1997 -- Riser Foods, Inc. (AMEX:RSR) today announced that it has received a $42.00 per share cash offer for all of its outstanding shares of capital stock. The Board of Directors of Riser is considering the offer, which if consummated, would result in the acquisition of Riser by another grocery supermarket chain. Riser stated that no definitive agreement has been reached and that the offer is subject to the approval of the Board of Directors of Riser and the acquiror, financing, required regulatory and shareholder approvals and other customary terms and conditions. There can be no assurance that any transaction will be consummated.

     Riser Foods operates 36 retail supermarkets in northeast Ohio under the Rini-Rego Stop-n-Shop banner. In addition, the Company's American Seaway Foods subsidiary is a full-line wholesale distributor of food, general merchandise and health and beauty care products. Through its Eagle Ice Cream division, Riser also manufactures high quality private-label ice cream and distributes frozen novelties.

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                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      RISER FOODS, INC.
                                        (Registrant)



May 5, 1997                      By:/s/ Anthony C. Rego
                                     Anthony C. Rego
                                     Chairman of the Board and
                                     Chief Executive Officer




May 5, 1997                      By:/s/ Ronald W. Ocasek
                                     Ronald W. Ocasek
                                     Senior Vice President,
                                     Chief Financial Officer
                                     and Treasurer